ARTICLES OF MERGER
of
Deep Green Acquisition LLC,
a Georgia limited liability company
AND
Deep Green Waste & Recycling, LLC,
a Georgia limited liability company

Pursuant to the provisions of the Georgia Limited Liability Company Act, the business entities hereinafter named do hereby adopt the following Articles of Merger:

FIRST: An Agreement and Plan of Merger (the "Plan of Merger") has been executed for merging Deep Green Acquisition LLC., a Georgia limited liability company ("Acquisition LLC"), with and into Deep Green Waste & Recycling, LLC, a Georgia limited liability company ("Deep Green").

SECOND: Deep Green will continue its existence as the surviving company (the "Surviving Company") under its present name pursuant to the provisions of the Georgia Limited Liability Company Act.

THIRD: There are no amendments to the articles of organization of the Surviving Company.

FOURTH: The Plan of Merger was approved by each constituent business entity in accordance with Code Section 14-11-903.

FIFTH: An executed copy of the Plan of Merger is on file at the principal place of business of Deep Green and that address is 3225 Shallowford Road NE, Suite 1020 Marietta, Georgia 30062, Attn: Bill Edmonds.

SIXTH: A copy of the Plan of Merger will be furnished by Deep Green without cost, to any members of Acquisition LLC or any members of Deep Green upon request.

SEVENTH: The merger shall be effective upon filing of these Articles of Merger.

IN WITNESS HEREOF, each of the merging entities has caused these Articles of Merger to be executed by its duly authorized officers on the 24th day of August 2017.

DEEP GREEN ACQUISITION LLC.

____
By: John Figliolini
Its: Authorized Representative

DEEP GREEN WASTE & RECYCLING, LLC

____
By: Bill Edmonds
Its: Manager